Exhibit 10.1

Navient Corporation 2014 Omnibus Incentive Plan
Performance Stock Unit Agreement

Pursuant to the terms and conditions of the Navient Corporation 2014 Omnibus Incentive Plan, amended and restated as of May 24, 2018 (the “Plan”), the Compensation and Human Resources Committee (the “Committee”) of the Navient Corporation Board of Directors (“Board”) hereby grants to ________________ (the “Grantee”) on February 4, 2022 (the “Grant Date”) an award (the “Award”) of __________ shares of Performance Stock Units (“PSUs”), which represent the right to acquire shares of common stock of Navient Corporation (the “Corporation”) subject to the following terms and conditions of this Performance Stock Unit Agreement (the “Agreement”):

1.	Vesting Schedule. Unless vested earlier as set forth below, the PSUs will vest, and will be settled in shares of the Corporation’s common stock, based on the following vesting terms:
•

Subject to the other provisions of this Section 1, a specified percentage of the total PSUs granted shall vest (subject to application of the rTSR Modifier defined below) based on the Corporation’s performance for fiscal years 2022, 2023 and 2024 in the aggregate, as shown in the following performance chart (which reflects the Return on Equity performance target and range for 2022 only):

Performance Metric*	Weight	Percentage of PSUs Vesting**
		0%	50%	100%	150%
Net Student Loan Cash Flows	55%	Less than $6.709 billion	$6.709 billion	$7.680 billion	$8.677 billion or greater
Return on Equity	15% / 15% / 15%	Less than 14.3%	14.3%	15.7%	17.7%

*

Net Student Loan Cash Flows performance targets and range for 2022-2024 in the aggregate. Return on Equity (ROE) performance target and range for 2022 only. ROE performance targets and ranges for 2023 and 2024 to be established by the Committee at the beginning of each respective year, with each year’s performance counting 1/3 towards the total 45% weight. Vesting of any PSUs earned based on ROE performance for a given year remain subject to Grantee’s continued employment through the Vesting Date, subject to the terms below.

**	For points between each performance level, the vesting percentages will be interpolated. Subject to application of rTSR Modifier (defined below).

•	The vesting percentage determined above shall be multiplied by the rTSR Modifier, which is a vesting modifier based on where the Corporation’s total shareholder return

(“TSR”), as that term is defined below, for the period commencing with the start of fiscal year 2022 and ending with the end of fiscal year 2024 (the “Performance Period”) ranks as a percentile compared to the TSRs for the companies in the Comparator Group (as defined below) for the Performance Period, as shown in the following performance chart:

Corporation’s TSR Percentile Rank*	rTSR Modifier
75th or higher	120%
70th	116%
65th	112%
60th	108%
55th	104%
50th	100%
45th	96%
40th	92%
35th	88%
30th	84%
25th or lower	80%

*For points between each performance level, the vesting modifier will be interpolated.

For example, if the vesting percentage based on Net Student Loan Cash Flows and Return on Equity as determined above is 100%, and if the Corporation’s TSR for the Performance Period ranks in the 60th percentile when compared to the TSRs of the Comparator Group for the Performance Period, then 108% of the PSUs would vest.

“Total shareholder return” or “TSR” shall equal the quotient of ((X – Y) + Z) / Y, where X equals the average closing price of a share of stock during December 2024, including any dividends paid on a share of stock in the underlying entity reinvested on the ex-dividend date, Y equals the average closing price of a share of stock during December 2021, including any dividends paid on a share of stock in the underlying entity reinvested on the ex-dividend date, and Z equals the total value of dividends paid on a share of stock during the period from the start of the beginning average period through the end of the Performance Period as if reinvested on the ex-dividend date, subject to adjustments for stock splits and other similar events.

The Corporation’s “Comparator Group” shall mean all companies in the S&P 400 Financials Index as of the first day of the Performance Period (“Peer Companies”), modified to take into account mergers, acquisitions, spin-offs and other similar events as follows:

1)	In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company;
2)

In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another company that is not a Peer Company, but where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company;

3)

In the event of a merger, acquisition or business combination transaction of a Peer Company by or with another company that is not a Peer Company, or in the event of a “going private transaction” involving the Peer Company, in each case where the Peer Company will not be the surviving entity or will otherwise no longer be publicly traded, the company shall cease to be a Peer Company;

4)

In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading.  The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR; and

5)	In the event of a bankruptcy, liquidation or delisting of a Peer Company, such company shall remain a Peer Company.
•

Each vested PSU will be settled in shares of the Corporation’s common stock. PSUs shall vest on the second business day after the Corporation’s annual report on Form 10-K for the fiscal year 2024 is filed, and in no event later than March 15, 2025. Except as provided below in cases of death or Disability, shares of the Corporation’s common stock issued in settlement of vested PSUs shall be subject to a mandatory holding period of one year from the date of issuance, during which period the Grantee may not sell, transfer, or otherwise dispose of the shares, other than to cover required withholding taxes due upon the settlement of the vested PSUs.

•

“Net Student Loan Cash Flows” shall mean the Corporation’s aggregate cash flows net of secured borrowings from student loans realized for the fiscal years 2022, 2023 and 2024, including student loan cash flows realized from new acquisitions, but excluding the impact of cash flows for fiscal years beyond 2024 that are accelerated through securitizing or pledging unencumbered student loans or through loan sales and excluding regulatory and restructuring related charges.

•

“Return on Equity” shall mean a percentage equal to the Corporation’s “core earnings” net income for each of fiscal years 2022, 2023 and 2024, divided by average stockholder’s equity for each such year (determined using the average balance of stockholder’s equity on a “core earnings” basis for each quarter in a given year), using yearly “core earnings” net income as shown in the segment reporting footnote in the Corporation’s audited financial statements as published in the Corporation’s annual report on Form 10-K, excluding the impact of any regulatory and restructuring costs.

•

The Committee may adjust performance results for certain extraordinary items identified by the Committee, such as changes in accounting, the regulatory environment, strategic corporate transactions, impacts of new federal student loan debt forgiveness and other unusual or unplanned events.

2.	Employment Termination; Death; Disability. Except as provided below, if the Grantee ceases to be an employee of the Corporation (or a Subsidiary) for any reason, he/she shall forfeit any portion of the Award that has not vested as of the date of such termination of employment.

If not previously vested, the Award will continue to vest, and will be settled in shares of the Corporation’s common stock, subject to the original performance goals and Performance Period set forth above, and on the original vesting terms and vesting dates set forth above, in the event that the Grantee’s employment is terminated by the Corporation (or a Subsidiary) for any reason other than for Cause.

If not previously vested, a portion of the Award (as determined below) will continue to vest, and will be settled in shares of the Corporation’s common stock, subject to the original performance goals and Performance Period set forth above, and on the original vesting terms and vesting dates set forth above, in the event that the Grantee voluntarily ceases to be an employee of the Corporation (or a Subsidiary) due to Retirement.  For purposes of the immediately preceding sentence: (i) the entire Award will continue to vest if the Grantee ceases employment on or after the third anniversary of the Grant Date; (ii) two-thirds of the Award will continue to vest if the Grantee ceases employment on or after the second anniversary (but before the third anniversary) of the Grant Date; (iii) one-third of the Award will continue to vest if the Grantee ceases employment on or after the first anniversary (but before the second anniversary) of the Grant Date; and (iv) no portion of the Award will vest if the Grantee ceases employment before the first anniversary of the Grant Date.

If not previously vested, the Award will vest, and will be settled in shares of the Corporation’s common stock, at the target levels set forth above, upon death or Disability (provided that such Disability qualifies as a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4)). Shares of the Corporation’s common stock issued in settlement of PSUs that vest upon death or Disability will not be subject to the mandatory one-year holding period described above.

The Award shall be forfeited upon termination of employment due to Cause.

3.	Change in Control. Notwithstanding anything to the contrary in this Agreement:

•

In the event of a Change in Control described in clause (b) of the definition thereof in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, then any portion of the Award that is not vested shall vest based on the level of achievement of the performance goals in Section 1 through the end of the month immediately preceding or coinciding with the date of the Change in Control, and shall be converted into shares of common stock as of immediately prior to the consummation of the Change in Control. The Committee shall proportionately reduce the “Net Student Loan Cash Flows” and the “Return on Equity” performance goals in Section 1 above based on the portion of the Performance Period elapsed through the end of the month immediately preceding or coinciding with the date of the Change in Control.

•

In the event of either (x) a Change in Control described in clause (a) of the definition thereof, or (y) a Change in Control described in clause (b) of the definition thereof in which the acquiring or surviving company in the transaction assumes or continues outstanding Awards, no acceleration of vesting shall occur upon such Change in Control, and the Award shall continue to vest in accordance with Section 1 hereof; provided, however, that if Grantee’s employment shall terminate within twenty-four months following such a Change in Control for any reason other than (i) by the Corporation (or a Subsidiary), or the surviving or acquiring entity in the transaction (as the case may be), for Cause, or (ii) by Grantee’s voluntary termination of employment that is not a Retirement or a termination of employment for Good Reason, any portion of the Award not previously vested shall immediately become vested at the 100% target level set forth in the vesting schedules herein, and shall be settled in shares of the Corporation’s common stock, upon such employment termination. Upon any termination of employment during such twenty-four month period described in clause (i) or (ii) of the preceding sentence, any unvested portion of the Award shall be forfeited. Upon any termination of employment occurring after the end of such twenty-four month period, vesting and settlement of any remaining unvested portion of the Award shall be governed by Section 2 hereof.

•

Notwithstanding anything stated herein, the Plan or in the Navient Corporation Change in Control Severance Plan for Senior Officers, this Award shall not be subject to the terms set forth in the Navient Corporation Change in Control Severance Plan for Senior Officers.

4.

Taxes; Dividends.  The Grantee of the Award shall make such arrangements as may reasonably be required by the Corporation, including transferring a sufficient number of shares of the Corporation’s stock, to satisfy the income and employment tax withholding requirements that accrue upon the Award becoming vested or, if applicable, settled in shares of the Corporation’s common stock (by approving this Agreement, the Committee hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3). Dividends declared on an unvested Award will not be paid currently. Instead, amounts equal to such dividends will be credited to an account established on behalf of the Grantee and such amounts will be deemed to be invested in additional shares of the Corporation’s common stock (“Dividend Equivalents”). Such Dividend Equivalents will be subject to the same vesting schedule to which the Award is subject. Upon vesting of any portion of the Award, the amount of Dividend Equivalents allocable to such Award (and any fractional share amount) will also vest and will be converted into shares of the Corporation’s common stock (provided that any fractional share amount shall be paid in cash).

5.

Section 409A.  For purposes of Section 409A of the Internal Revenue Code, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment and benefit payable under this Agreement is hereby designated as a separate payment.  The parties intend that all PSUs provided under this Agreement and shares issuable hereunder comply with the requirements of

Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the PSUs is to be accelerated in connection with the Grantee’s termination of service, such accelerated PSUs will not be settled by virtue of such acceleration until and unless the Grantee has a “separation from service” within the meaning of Section Treasury Regulation 1-409A-1(h), as determined by the Corporation, in its sole discretion.  Further, and notwithstanding anything in the Plan or this Agreement to the contrary, if (x) any of the PSUs to be provided in connection with the Grantee’s separation from service do not qualify for any reason to be exempt from Section 409A, (y) the Grantee is, at the time of such separation from service, a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and (z) the settlement of such PSUs would result in the imposition of additional tax under Section 409A if such settlement occurs on or within the six (6) month period following the Grantee’s separation from service, then, to the extent necessary to avoid the imposition of such additional taxation, the settlement of any such PSUs during such six (6) month period will accrue and will not be settled until the date six (6) months and one (1) day following the date of the Grantee’s separation from service and on such date (or, if earlier, the date of the Grantee’s death), such PSUs will be settled.

6.

Clawback Provision.  Notwithstanding anything to the contrary herein, the Award shall be subject to any recoupment or clawback policy that is adopted by the Corporation, including any policy that is adopted after the Grant Date, or any recoupment or clawback policy that becomes applicable to the Corporation pursuant to any requirement of law or any exchange listing requirement, in either case to the extent provided therein.

7.

Securities Law Compliance. The Corporation may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any transfer or sale by the Grantee of any shares of the Corporation’s common stock, including without limitation (a) restrictions under an insider trading policy and (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the shares of the Corporation’s common stock.  The sale of the shares must also comply with other applicable laws and regulations governing the sale of such shares.

8.

Data Privacy.  As an essential term of this award, the Grantee consents to the collection, use and transfer, in electronic or other form, of personal data as described herein for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.  By accepting this award, the Grantee acknowledges that the Corporation holds certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock held in the Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan (“Data”).  Grantee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee or the Corporation may elect to deposit any shares of the Corporation’s common stock.  Grantee acknowledges that Data may be held to implement, administer and manage the Grantee’s participation in the Plan as determined by the Corporation, and that Grantee may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided however, that refusing or withdrawing Grantee’s consent may adversely affect Grantee’s ability to participate in the Plan.

9.

Electronic Delivery.  The Corporation may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation, and such consent shall remain in effect throughout Grantee’s term of service with the Corporation (or one of its subsidiaries) and thereafter until withdrawn in writing by Grantee.

10.

Board Interpretation.  The Grantee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board and, where applicable, the Committee concerning any questions arising under this Agreement or the Plan.

11.

No Right to Continued Employment.  Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon the Grantee any right to continued employment with the Corporation or any of its subsidiaries or affiliates.

12.	Amendments for Accounting Charges. The Committee reserves the right to unilaterally amend this Agreement to reflect any changes in applicable law or financial accounting standards.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

14.	Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telefaxed or telecopied to, or, if mailed, when received by, the other party at the following addresses:

If to the Corporation to:

Navient Corporation

Attn:  Human Resources, Equity Plan Administration

123 Justison Street

Wilmington, DE 19801

If to the Grantee, to (i) the last address maintained in the Corporation’s Human Resources files for the Grantee or (ii) the Grantee’s mail delivery code or place of work at the Corporation (or its subsidiaries).

15.

Plan Controls; Entire Agreement; Capitalized Terms.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan control, except as expressly stated otherwise herein.  This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.  Capitalized terms not defined herein shall have the meanings as described in the Plan.

16.

Miscellaneous.  In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.  The headings in this Agreement are solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.  The Grantee shall cooperate and take such actions as may be reasonably requested by the Corporation in order to carry out the provisions and purposes of the Agreement.  The Grantee is responsible for complying with all laws applicable to Grantee, including federal and state securities reporting laws.

NAVIENT CORPORATION

By:

Jack Remondi

President and Chief Executive Officer

Accepted by:

Date